EXHIBIT 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

March 1, 2012

Board of Trustees
Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, Pennsylvania 17102

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 7,500,000 shares (the “Plan Shares”) of the Company’s Priority Class A common shares, $0.01 par value per share (the “Common Shares”), issuable pursuant to the Hersha Hospitality Trust 2012 Equity Incentive Plan (the “Plan”).

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with the foregoing, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Plan;

(c)
the Company’s Articles of Amendment and Restatement of the Declaration of Trust, as amended and supplemented as of the date hereof (the “Declaration of Trust”), as certified by the State Department of Assessments and Taxation of the state of Maryland (the “SDAT”) on February 28, 2012 and by an Assistant Secretary of the Company on the date hereof;

(d)	the Company’s Amended and Restated Bylaws, as certified by an Assistant Secretary of the Company on the date hereof;

(e)
resolutions adopted by the Board of Trustees of the Company on April 13, 2011 and May 19, 2011, authorizing, among other things, the issuance of the Plan Shares pursuant to the Plan (the “Resolutions”), as certified by an Assistant Secretary of the Company on the date hereof;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES
McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   WASHINGTON
www.hunton.com

Board of Trustees
Hersha Hospitality Trust
March 1, 2012

(f)	a certificate of the SDAT dated February 27, 2012 as to the Company’s due formation, valid existence and good standing in the state of Maryland (the “Good Standing Certificate”); and

(g)	a certificate executed by an Assistant Secretary of the Company certifying as to certain factual matters on the date hereof (the “Secretary’s Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity of the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof; (iii) the legal capacity of all natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.

Based upon the foregoing and such other information and documents we have considered necessary for the purposes hereof, we are of the opinion that:

1.	The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.

2.
The issuance of the Plan Shares has been duly authorized and, when and if issued in accordance with the terms of the Plan and any related Agreement (as defined in the Plan), the Plan Shares will be validly issued, fully paid and non-assessable.

The opinion set forth in paragraph 1 is based solely on our review of the Good Standing Certificate and is given as of the date of such certificate.

In expressing the opinion in paragraph 2 above, we have assumed: (i) the Plan Shares will not be issued in violation of the Declaration of Trust; and (ii) each option, award, right or other security exercisable or exchangeable for a Plan Share pursuant to the Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the Plan, and each Award will be exercised or exchanged in accordance with the terms of the Plan and such Award, including any agreement entered into in connection therewith.

Board of Trustees
Hersha Hospitality Trust
March 1, 2012

The foregoing opinions are limited to the Maryland REIT Law, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland REIT Law, we do not express any opinion on such matter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

This opinion is limited to the matters expressly stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter.  This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP